NSAR ITEM 77O
October 1, 2000 to March 31, 2001
VK Florida Insured Tax Free Income Fund
10f-3 Transactions


Underwriting #       Underwriting       Purchased From   Amount of Shares    % of          Date of Purchase
                                                            Purchased      Underwriting
     1.              Pinella County HFA  Merrill Lynch      1,000            1.02%          01/19/01


Underwriting Participants for #1

Morgan Stanley Dean Witter
Salomon Smith Barney
PaineWebber
RW Baird